Mercantile Mutual Funds, Inc.
                                 ("Registrant")
                                   Form N-SAR
                                File No. 811-3567
                  For the Annual Period Ended October 31, 2001


Sub-Item 77C: Submission of matters to a vote of security holders.

     At a special meeting of shareholders of Registrant's Mercantile Conning Money Market Portfolio convened on May 31, 2001 and reconvened on June 14, 2001, June 20, 2001, June 27, 2001 and June 29, 2001, shareholders of the Mercantile Conning Money Market Portfolio approved an Agreement and Plan of Reorganization providing for the transfer of substantially all of the assets and liabilities of the Mercantile Conning Money Market Portfolio to the Firstar Conning Money Market Fund, a newly organized portfolio of Firstar Funds, Inc., in exchange for shares of the Firstar Conning Money Market Fund. The results of the shareholder meeting were as follows: 127,780,942 shares were voted in favor of the resolution and 1,825,437 shares were voted against it.